FIRST AMENDMENT

TO

GAS SALE AND PURCHASE AGREEMENT

BETWEEN

HILCORP ALASKA, LLC

AND

CHUGACH ELECTRIC ASSOCIATION, INC.

CEA-13 – AMENDED

Effective Date: August 1, 2014

Delivery Commencement Date: February 1, 2015

Termination Date: March 31, 2019

FIRST AMENDMENT TO GAS SALE AND PURCHASE AGREEMENT

This FIRST AMENDMENT TO GAS SALE AND PURCHASE AGREEMENT (“First Amendment”) is made by Hilcorp Alaska, LLC (“Seller”), a Delaware limited liability company, with offices located at 3800 Centerpoint Drive, Suite 100, Anchorage, Alaska 99503-5826, and Chugach Electric Association, Inc. (“Buyer”), an Alaska nonprofit electric cooperative corporation, with offices located at 5601 Electron Drive, Anchorage, Alaska 99518-1074, collectively referred to as “Parties” and individually as “Party,” dated as of August 1, 2014 (the “Effective Date”).

RECITALS

A.

The Parties have entered into that certain Gas Sale and Purchase Agreement (“Agreement”) dated as of July 1, 2013, and numbered for the Parties’ convenience as CEA-13.  Buyer filed the Agreement with the Regulatory Commission of Alaska (“RCA”) on July 12, 2013, in Docket TA377-8.  The Agreement was approved by the RCA by Letter Order No. L1300429 dated September 10, 2013, in Docket TA377-8.

B.

The Parties desire to provide for additional gas purchases and sales under the Agreement in accordance with the terms of this First Amendment.  Specifically, the Parties desire to provide for an additional year of Firm Gas, and to provide the option for Buyer to request and Seller to agree to sales of additional non-Firm Gas.

AGREEMENT

1.	DEFINITIONS & INTERPRETATION
(a)	Section 1.1 is amended to modify or add the following terms and definitions:
1.1	Definitions. The following definitions apply to this Agreement:

“Category” means the nature of the Gas sold and purchased under this Agreement.  The Categories are Base Load Gas, Swing Load Gas, Emergency Load Gas, and Discretionary Gas.

“Discretionary Gas” means Gas which Buyer may request to purchase from Seller in Buyer’s sole discretion and which Seller may agree to sell to Buyer in Seller’s sole discretion, as provided in Section 2.3(E).  For the avoidance of doubt, “Discretionary Gas” shall be deemed not to be Base Load Gas, Swing Load Gas or Emergency Load Gas for all purposes hereunder.

“Lessor” means the owner of the right to explore for, develop, and produce oil, gas, and associated hydrocarbon (“oil and gas rights”) who has executed a lease in which Seller has acquired the oil and gas rights subject to Seller’s obligation to pay or deliver a portion of the oil, gas, and associated hydrocarbon produced from, or allocated to, the lease.

“Overriding Royalty Interest Owner” means the owner of an interest in a lease of oil and gas rights who is entitled to a portion of the oil, gas, and associated hydrocarbons produced from, or allocated to, the lease, in addition to the royalty reserved in the lease to the Lessor.

“Royalty in Kind” means receipt of a Lessor’s royalty or an overriding royalty in specie, that is, in oil or gas itself, in contrast to royalty in value, that is, in money.

“Termination Date” means March 31, 2019.

(b)	The Agreement is amended, and Section 1.3(A) is amended as follows, to add the attached Exhibit D:

1.3 Exhibits.

(A)	All of the Exhibits that are attached to the body of this Agreement are an integral part of this Agreement and are incorporated by reference into this Agreement, including:
(4)	Exhibit D – Discretionary Gas Sale Confirmation Form
2.	GAS SALES
(a)	Section 2.3(A)(1) is amended to add an additional Contract Year of Firm Gas sales and is revised to read as follows:
(1)	The Annual Contract Quantities under this Agreement are as follows:

Contract Year	Dates	Annual Contract Quantity (MMcf)
1	01/01/15 through 12/31/15	2,427.25
2	01/01/16 through 12/31/16	5,215.50
3	01/01/17 through 12/31/17	7,975.25
4	01/01/18 through 03/31/18	2,009.25
5	04/01/18 through 03/31/19	3,300.00

(b)	Section 2.3(A) is amended to add a new subsection to provide Buyer a unilateral option to increase the Annual Contract Quantity in Contract Year 5 to read as follows:
(4)

Without limiting Buyer’s rights pursuant to Sections 2.3(A)(2) or 2.3(A)(3), by notice to Seller on or before October 1, 2016, Buyer may increase the Annual Contract Quantity for Contract Year 5 up to a maximum of 8,760 MMcf (“Contract Year 5 Notice”).  If Buyer provides a timely Contract Year 5 Notice, then the Annual Contract Quantity in Contract Year 5 shall be amended as provided in the Contract Year 5 Notice, and the Average Daily Contract Quantity and Monthly Contract Quantities for Contract Year 5 shall be revised in accordance with the provisions of this Agreement.

(c)	Section 2.3(B) is amended to add the Average Daily Contract Quantity for the additional Contract Year and is revised to read as follows:
(B)	Average Daily Contract Quantity: The Average Daily Contract Quantity during each Contract Year shall be as set forth in the following chart:
		d)
Contract Year	Dates	Average Daily Contract Quantity (MMcfd)
1	01/01/15 through 12/31/15	6.650
2	01/01/16 through 12/31/16	14.250
3	01/01/17 through 12/31/17	21.850
4	01/01/18 through 03/31/18	22.325
5	04/01/18 through 03/31/19	9.041
(d)	Section 2.3 is amended to add a new subsection (E) to read as follows:
(E)

Should Buyer desire to purchase Gas (other than such higher volumes as Buyer may request on a Day-by-Day basis under Section 2.3(C)(1)(b) and other than Emergency Load Gas under Section 2.3(D)) in addition to the Annual Contract Quantity, Buyer in its sole discretion may submit a request to Seller for Discretionary Gas and Seller in its sole discretion may agree to provide Discretionary Gas.  An agreement to purchase and sell Discretionary Gas shall be confirmed by the Parties using a form substantially as set forth in Exhibit D.  All such Discretionary Gas (i) is not Firm and is interruptible by either Party at any time for any reason or no reason, (ii) shall be sold at the Base Load Gas Price applicable at the time of delivery, (iii) shall be considered sales in addition to other Gas sold under this Agreement, (iv) shall not be included in the Annual Contract Quantity, the Average Daily Contract Quantity, the Daily Contract Quantity, or the Monthly Contract Quantity, and (v) shall be included in the monthly calculation of the amount due from Buyer to Seller as provided in Section 7.1(B)(4), and (vi) shall be shown as a separate line item on the monthly invoices as provided in Section 8.1(A).

(e)	Section 2 is amended by adding a new Section 2.9 to read as follows:
2.9

Royalty in Kind.  Solely during Contract Year 5, if a Lessor or Overriding Royalty Interest Owner elects to take its Royalty in Kind, then Seller will have the right, in its sole discretion, to reduce Seller’s obligations under this Agreement by notifying Buyer, within sixty (60) Days after Seller receives formal notice from the Lessor or Overriding Royalty owner that it intends to take its Royalty in Kind, of the quantities of Gas that Seller is unable to commit to deliver as a consequence of the royalty Gas diversion; provided that Seller shall reduce its obligations hereunder pro rata with reductions in its obligations under other Firm commitments of Gas with third parties to the extent allowed without breaching such other Firm commitments and shall not reduce its obligations hereunder more than is necessary in relation to such royalty Gas diversion.  Seller’s notice will include a confirmation for the relevant period establishing the adjusted Annual Contract Quantity and Average Daily Contract Quantity.

7.	SALES PRICE; COST ALLOCATION; STATE’S ROYALTY SHARE.
(a)	Section 7.1(A) is amended to add the Sales Price for the additional Contract year and is revised to read as follows:

Contract Year	Base Load Gas Price (Dollars per Mcf)	Swing Load Gas Price (Dollars per Mcf)	Emergency Load Gas Price (Dollars per Mcf)
1	7.13	8.91	10.70
2	7.42	9.28	11.13
3	7.72	9.65	11.58
4	8.03	10.04	12.04
5	8.03	10.04	12.04

(b)	Section 7.1(B) is amended to add a new subsection (4) to read as follows:
(4)

Discretionary Gas Charge: The Discretionary Gas Charge shall be the Discretionary Gas volume Seller sold and delivered and Buyer purchased and received during the Month times the applicable Base Load Gas Price.

Agreement Remains in Force:  Except as otherwise provided in this First Amendment, (i) the terms and conditions of the Agreement remain in full force and effect, and (ii) the definitions set forth in the Agreement apply to this First Amendment.

Regulatory Approval:  It is a condition precedent to the effectiveness of this First Amendment that it has received RCA Approval (as defined below).  Buyer will use commercially reasonable efforts to obtain regulatory approval of this First Amendment.  Seller shall have no responsibility to take any action or incur any cost to obtain regulatory approval of this First Amendment.  If the RCA issues an order that approves (conditionally or otherwise) this First Amendment and imposes terms and conditions or modifications unacceptable to Buyer or Seller, each as determined in its sole and absolute discretion, Buyer or Seller may terminate this First Amendment upon written notice to the other Party, such termination to take effect on the date outlined in any such written notice of termination.  If RCA Approval has not been obtained by January 31, 2015, either Party may terminate this First Amendment upon notice to the other Party, such termination to take effect on the date outlined in any such written notice of termination.

“RCA Approval” will be deemed to have occurred on the date that an RCA order approving the First Amendment without conditions or modifications unacceptable to the Parties becomes final and is not subject to further reconsideration or appeal or on such other date as may be mutually agreed by the Parties in writing.

Valuation of State’s Royalty Share.  Pursuant to AS 38.05.180(aa) and (bb), within thirty (30) Days after the execution of this First Amendment, Seller shall submit a written request to the Department of Natural Resources to enter into an agreement with Seller to accept the price for the Gas established in this Agreement for Contract Year 5 as the value of the State of Alaska’s royalty share of Gas production sold by Seller in Contract Year 5.  The Parties shall use reasonable efforts and shall cooperate with one another and the State in seeking the State’s approval of the request.

Confidentiality: Each Party will keep this First Amendment and any information, documents or materials produced or used in relation to this First Amendment (collectively, “Transaction Information”) confidential and will not disclose such Transaction Information to any third party, except (1) to contractors, subcontractors and consultants and their respective employees, servants or agents actively engaged in the preparation for the performance, or the actual performance, of the First Amendment; (2) to the auditors, legal advisers, insurers and affiliates of that Party, to whom this confidentiality obligation will extend, (3) where the Party is under a legal or regulatory obligation to make such disclosure (including, with respect to Buyer, in relation to obtaining RCA Approval, and, with respect to Seller, in relation to obtaining the agreement of Department of Natural Resources regarding the valuation of the State’s royalty share), but limited to the extent of that legal obligation, or (4) with the prior written consent of the other Party.  “Transaction Information” shall not include any information that is in the public domain, or which hereafter becomes in the public domain through no fault of a Party, as (without limitation) through a filing by Buyer with the RCA.

Counterparts: This First Amendment may be executed by the Parties in any number of counterparts and on separate counterparts, including electronic transmittals, each of which when so executed will be deemed an original, but all such counterparts, when taken together, will constitute but one and the same First Amendment.  In the event one Party executes the First Amendment, and the other Party does not execute the First Amendment within ten (10) Days of the first Party’s execution, the execution of the First Amendment by the first Party will be deemed null and void.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment effective as of the date set forth in the preamble.

HILCORP ALASKA, LLC	CHUGACH ELECTRIC ASSOCIATION, INC.
Signature:	Signature:
/s/ John A. Barnes	/s/ Bradley W. Evans
Name: John A. Barnes	Name: Bradley W. Evans
Title: Senior Vice President	Title: Chief Executive Officer
Date: 25 July 2014	Date: July 25, 2014

GAS SALE AND PURCHASE AGREEMENT

Exhibit D

Form for Confirmation of Discretionary Gas Sale

Confirmation of Discretionary Gas Sale

This Confirmation is made pursuant to Section 2.3(E) of the Gas Sale and Purchase Agreement (CEA-13) effective July 1, 2013, as amended by the First Amendment effective August 1, 2014.  Delivery of Gas under this Confirmation is interruptible by either Party at any time for any reason or no reason.

Date of Agreement to Discretionary Gas Sale:
Date of First Delivery of Discretionary Gas:
Date of Last Delivery of Discretionary Gas:
Total Volume of Gas to be Sold under Confirmation:
Daily Volume of Gas to be Sold under Confirmation:
Other terms of this sale (if any):

HILCORP ALASKA, LLC	CHUGACH ELECTRIC ASSOCIATION, INC.
Signature:	Signature:

Name:	Name:
Title:	Title:
Date:	Date: